SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (this “Agreement”) is made as of this 18th day of December, 2013, by and among CIG Wireless Corp., a Nevada corporation (the “Company”) and the investors set forth on Schedule I hereto (each an “Investor” and collectively, the “Investors”). Capitalized terms used but not defined herein have the meaning ascribed to them in the Purchase Agreement (defined below).

WITNESSETH

WHEREAS, the Company and the Investors are party to that certain Securities Purchase Agreement, made as of the 1st day of August, 2013, by and among the Company and the Investors set forth on Schedule I thereto (the “Purchase Agreement”);

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, the Company may deliver a Conditional Put Notice to the Investors requesting that the Investors purchase up to $25,000,000 additional shares of Series A-1 Preferred Stock, provided, that, the purchase price is in whole increments of $1,000,000 and the proceeds from the sale and issuance of such shares shall only be used to fund the consideration and related transaction expenses reasonably incurred by the Company for an Approved Acquisition;

WHEREAS, the Company has delivered to the Investors a Conditional Put Notice requesting that the Investors purchase an additional 60,000 shares of Series A-1 Preferred Stock (the “Additional Series A-1 Shares”) for an aggregate purchase price of Six Million Dollars ($6,000,000) (the “Draw Amount”), the proceeds of which shall be used solely to fund the purchase of fourteen (14) towers from Southern Tower Antenna Rental, LLC (the “Star II Purchase”) and related transaction expenses reasonably incurred by the Company for the Star II Purchase;

WHEREAS, the Investors have accepted the Conditional Put Notice and the Company has agreed to waive the receipt of the Investor Response Notice and sell and issue the Additional Series A-1 Shares to the Investors pursuant to the terms and subject to the conditions set forth herein and in the Purchase Agreement;

WHEREAS, pursuant to Section 2.4 of the Purchase Agreement, in connection with the purchase of the Additional Series A-1 Shares, the Company shall issue to the Investors 5,139,192 shares of Series A-2 Preferred Stock (the “Additional Series A-2 Shares” and, together with the Additional Series A-1 Shares, the “Additional Shares”); and

WHEREAS, the Additional Closing shall take place pursuant to the terms of the Purchase Agreement upon the satisfaction of all of the condition set forth in Section 5.3 and Section 5.4 of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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1. Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement and the Purchase Agreement, at the Additional Closing, the Company shall issue and sell, and each Investor listed on Schedule I hereto, shall severally, and not jointly, purchase, the number and type of shares of Preferred Stock, in the respective amounts set forth opposite their names on Schedule I hereto, in exchange for the cash consideration set forth as the “Additional Purchase Price” opposite their respective names on Schedule I hereto, in immediately available funds, by wire transfer to an account designated by the Company for such purpose. At the Additional Closing, the Purchase Price shall be delivered by the Investors net of the Facility Fees and Investor Fees (in such allocation among them as they may determine in their sole discretion).

2. Time and Place of Additional Closing. Subject to the terms and conditions contained in this Agreement and the Purchase Agreement, the Additional Closing with respect to the Additional Shares shall take place at the offices of Investor Counsel, 1251 Avenue of the Americas, 17th Floor, New York, New York 10020, at 10:00 am (New York Time), on the date hereof (the “Additional Closing Date”), provided that all of the conditions set forth in Section 5.3 and Section 5.4 of the Purchase Agreement have been satisfied or waived in accordance with the terms thereof, or at such other location on such other date as the Company and the Investors shall mutually agree.

3. Use of Proceeds. The Company will use the proceeds from the sale of the Additional Shares at the Additional Closing solely to fund the Star II Purchase and nothing herein shall be deemed a waiver or approval of, or consent to, any expenditure by the Company or any Subsidiary which would otherwise require approval of the Requisite Investors (as defined in the Series A Certificate of Designation) pursuant to the Series A Certificate of Designation.

4. Closing Deliverables. At or prior to the Additional Closing, the Company shall execute and/or deliver to the Investors the following documents:

(a) A Certificate duly executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Additional Closing Date, certifying as to the matters set forth in Section 5.3(d) of the Purchase Agreement;

(b) A Certificate duly executed on behalf of the Company by its Chief Executive Officer, dated as of the Additional Closing Date, certifying as to the matters set forth in Section 5.3(e) of the Purchase Agreement; and

(c) The WG Opinion and the Nevada Opinion, each dated as of the Additional Closing Date, in a form acceptable to the Requisite Investors.

(d) Each of the transaction documents entered into in connection with the Star II Purchase, in form and substance acceptable to the Requisite Investors (the “Star II Transaction Documents”).

(e) Macquarie Bank Limited shall have approved the Advance (as defined in the Credit Agreement) with respect to the Start II Purchase pursuant to the Credit Agreement.

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5. Delivery of Stock Certificates. No later than two (2) Business Day following the Additional Closing Date, the Company shall deliver to the Investors stock certificates of Company evidencing the Additional Shares registered in the names of the Investors.

6. Waiver. The Investors hereby irrevocably waive the requirement to deliver the Updated Schedules in a form acceptable to the Requisite Investors in accordance with Section 6.8 of the Purchase Agreement as a condition to the Additional Closing, and agree that this Section 6 shall constitute written notice of the foregoing waiver as required pursuant to the Series A Certificate of Designation and the Purchase Agreement. This waiver shall not be construed as being a waiver of any other rights or remedies of the Investors under the Series A Certificate of Designation or the Purchase Agreement and shall only be in effect with respect to the transactions contemplated by this Agreement; and shall not be a future waiver or establish custom and practice or course of dealing.

7. Certification. The Company hereby certifies to the Investors as of the date hereof that: (i) no event or events have occurred from and after the Initial Closing Date that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect; (ii) the Star II Purchase is an Approved Acquisition; (iii) no Event of Default has occurred and is continuing since the Initial Closing Date and (iv) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

8. MBL Facility. Notwithstanding anything in this Agreement or in any other Transaction Document to the contrary, until the earlier of (x) the date on which clause (d) of the definition of Change of Control in the Credit Agreement (as such clause (d) is in effect on the date hereof, a “Specified COC”) is no longer in effect, and (y) repayment in full of all Obligations (as defined in the Credit Agreement, as in effect on the date hereof) under the Credit Agreement (such earlier date, the “Expiry Date”), the Investors shall not have the power to, and shall not, vote any of the Series A-2 Preferred Stock in any manner that, directly or indirectly, (i) prevents any amount of unilateral cash or equity contributions to CIG Comp Tower, LLC or CIG Properties, LLC by an owner of Equity Interests (as defined in the Credit Agreement, as in effect on the date hereof) in CIG Comp Tower, LLC or CIG Properties, LLC, as applicable, or (ii) results in a Specified COC. This Section 8 shall not be amended or modified before the Expiry Date. The Company and the Investors shall take such further action, including without limitation, amending the Series A Certificate of Designation, as may be necessary, advisable or convenient to further the intent of this Section 8.

9. Miscellaneous.

9.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company and the Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Except for provisions of this Agreement expressly to the contrary, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

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9.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be delivered via facsimile, which shall be deemed an original.

9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Amendments and Waivers. This Agreement shall not be amended and the observance of any term of this Agreement shall not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and the Requisite Investors.

9.5 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market on which the Securities are then listed and trading, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

9.6 Entire Agreement. This Agreement together with the Purchase Agreement (including the Exhibits and Disclosure Schedules), and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The parties acknowledge and agree that this Agreement shall constitute a Transaction Document for all purposes of the Purchase Agreement.

9.7 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.8 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned has executed this Supplemental Agreement or caused a duly authorized person to execute this Supplemental Agreement as of the date first written above.

COMPANY:

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name:	Paul McGinn
Title:	Chief Executive Officer

INVESTOR:

FIR TREE CAPITAL OPPORTUNITY (LN) MASTER FUND, LP

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

FIR TREE REF III TOWER LLC

By:	/s/ Brian Meyer
Name:	Brian Meyer
Title:	Authorized Person

SCHEDULE I

INVESTORS

ADDITIONAL CLOSING

Name of Investor	Additional Closing Purchase Price	Number of Shares of Series A-1 Preferred Stock	Number of Shares of Series A-2 Preferred Stock
Fir Tree Capital Opportunity (LN) Master Fund, L.P. c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel	$3,000,000	30,000	2,569,596
Fir Tree REF III Tower LLC c/o Fir Tree, Inc. 505 Fifth Avenue, 23rd Floor New York, NY 10017 (212) 599-0090 (212) 659-4885 (fax) Attention: Brian Meyer General Counsel	$3,000,000	30,000	2,569,596
Total	$6,000,000.00	60,000	5,139,192